As filed with the Securities and Exchange Commission on September 12, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CME GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4459170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan

(Full title of the plan)

Kathleen M. Cronin

Managing Director, General Counsel and Corporate Secretary

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rodd M. Schreiber, Esq.

Susan S. Hassan, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Class A Common Stock, par value $0.01 per share	374,138	$322.23	$120,558,488	$4,738

(1)	Each share of Class A common stock, par value $0.01 per share (the “CME Group Class A Common Stock”), of CME Group Inc., a Delaware corporation (“CME Group”), being registered hereunder, if issued prior to the termination of the Rights Agreement, dated as of November 30, 2001, as amended from time to time (the “Rights Agreement”), between CME Group (as successor to Chicago Mercantile Exchange Holdings Inc.) and Computershare Investor Services, LLC (as successor to Mellon Investor Services, LLC), will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights under the Rights Agreement will not be exercisable or evidenced separately from the CME Group Class A Common Stock. Accordingly, no additional registration fee is required.
(2)	The number of shares being registered hereunder is based upon (a) the aggregate number of shares of CME Group Class A Common Stock subject to outstanding awards or available for issuance pursuant to the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”) assumed by CME Group in connection with the merger of NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings”), with and into CMEG NY Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CME Group, effective as of August 22, 2008, minus (b) the 523,865 shares of CME Group Class A Common Stock that have been registered under CME Group’s Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (No. 333-151577), filed with the U.S. Securities and Exchange Commission on August 27, 2008 (the “Post-Effective Amendment”). In the event of a stock split, stock dividend or similar transaction involving CME Group Class A Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average high and low prices of CME Group Class A Common Stock, as reported on the Nasdaq Global Select Market on September 5, 2008.
(4)	Calculated by multiplying the estimated aggregate offering price of securities by 0.00003930.

EXPLANATORY NOTE

CME Group Inc., a Delaware corporation (“CME Group” or the “Registrant”), hereby files this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 374,138 shares of Class A common stock, par value $0.01 per share, of CME Group (the “CME Group Class A Common Stock”) authorized for issuance under the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”). On August 22, 2008, NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings”), was merged (the “Merger”) with and into CMEG NY Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CME Group (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008 and amended as of June 30, 2008, July 18, 2008 and August 7, 2008 (the “Merger Agreement”), by and among CME Group, Merger Sub, NYMEX Holdings and New York Mercantile Exchange, Inc., a Delaware non-stock corporation and a wholly-owned subsidiary of NYMEX Holdings. As a result of the Merger, Merger Sub continued as the surviving corporation under the name “CMEG NYMEX Holdings Inc.” and as a direct, wholly-owned subsidiary of CME Group, and the separate existence of NYMEX Holdings ceased. Pursuant to the Merger Agreement, CME Group assumed NYMEX Holdings’ obligations under the Plan.

In connection with the Merger, CME Group filed a Registration Statement on Form S-4 (No. 333-151577), which was declared effective on July 21, 2008 (the “Form S-4”), registering 13,064,599 shares of CME Group Class A Common Stock, and the preferred share purchase rights associated therewith, which included 523,865 shares of CME Group Class A Common Stock that were reserved for issuance under the Plan (the “Form S-4 Plan Shares”). The Form S-4 Plan Shares were also registered on a Registration Statement on Form S-8 pursuant to CME Group’s Post Effective Amendment No. 1 on Form S-8 to the Form S-4 (No. 333-151577) (the “Post-Effective Amendment on Form S-8”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 27, 2008. Pursuant to General Instruction E (Registration of Additional Securities) of Form S-8 (“General Instruction E”), this Registration Statement is being filed to register the additional 374,138 shares of CME Group Class A Common Stock, and the preferred share purchase rights associated therewith, reserved for issuance under the Plan. After giving effect to this Registration Statement, an aggregate of 898,003 shares of CME Group Class A Common Stock will have been registered for issuance pursuant to the Plan. Pursuant to General Instruction E, the contents of the Post-Effective Amendment on Form S-8 are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by CME Group with the SEC are incorporated herein by reference:

(a) CME Group’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, filed with the SEC on February 28, 2008;

(b) CME Group’s Quarterly Reports on Form 10-Q, for the quarterly periods ended March 31, 2008 and June 30, 2008, filed with the SEC on May 9, 2008 and August 7, 2008, respectively;

(c) CME Group’s Current Reports on Form 8-K filed with the SEC on January 28, 2008, March 4, 2008, March 13, 2008, March 17, 2008, March 21, 2008, June 3, 2008, June 5, 2008, June 9, 2008, June 18, 2008, June 23, 2008, June 30, 2008, July 23, 2008, July 24, 2008, August 1, 2008, August 8, 2008, August 13, 2008, August 15, 2008, August 20, 2008, August 26, 2008 and August 28, 2008 (other than the portions of those documents furnished or otherwise not deemed to be filed);

(d) The description of CME Group Class A Common Stock set forth in the Registration Statement on Form 8-A, filed with the SEC on November 29, 2002 (No. 001-31553) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed with the SEC for the purpose of updating that description; and

(e) The description of CME Group’s Rights Agreement and Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A filed with the SEC on December 4, 2001 (File No. 000-33379) under the Exchange Act, including any amendment or report filed for purposes of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by CME Group pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary, regarding the legality of the securities being issued.

23.1	Consent of Ernst & Young LLP relating to CME Group Inc.’s consolidated financial statements.

23.2	Consent of Kathleen M. Cronin (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 11th day of September, 2008.

CME GROUP INC.

By:	/s/ Kathleen M. Cronin
Name:	Kathleen M. Cronin
Title:	Managing Director,
General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Terrence A. Duffy, Craig S. Donohue, James E. Parisi and Kathleen M. Cronin, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 11, 2008.

Signature	Title

/s/ Terrence A. Duffy	Executive Chairman of the Board and Director
Terrence A. Duffy

/s/ Charles P. Carey	Vice Chairman of the Board and Director
Charles P. Carey

/s/ Craig S. Donohue	Chief Executive Officer and Director
Craig S. Donohue

/s/ James E. Parisi	Managing Director and Chief Financial Officer
James E. Parisi

/s/ Jill Harley	Managing Director and Chief Accounting Officer
Jill Harley

/s/ Mark E. Cermak
Mark E. Cermak	Director

/s/ Dennis H. Chookaszian
Dennis H. Chookaszian	Director

/s/ James A. Donaldson
James A. Donaldson	Director

/s/ Larry G. Gerdes
Larry G. Gerdes	Director

/s/ Daniel R. Glickman
Daniel R. Glickman	Director

/s/ Gary M. Katler
Gary M. Katler	Director

/s/ Patrick B. Lynch
Patrick B. Lynch	Director

/s/ Leo Melamed
Leo Melamed	Director

/s/ William P. Miller II
William P. Miller II	Director

/s/ James E. Newsome
James E. Newsome	Director

/s/ C. C. Odom, II
C. C. Odom, II	Director

/s/ Alex J. Pollock
Alex J. Pollock	Director

/s/ John F. Sandner
John F. Sandner	Director

/s/ Terry L. Savage
Terry L. Savage	Director

/s/ Robert H. Steele
Robert H. Steele	Director

/s/ Christopher Stewart
Christopher Stewart	Director

/s/ David J. Wescott
David J. Wescott	Director

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary, regarding the legality of the securities being issued.

23.1	Consent of Ernst & Young LLP relating to CME Group Inc.’s consolidated financial statements.

23.2	Consent of Kathleen M. Cronin (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages).